UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2025

Lightwave Logic, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40766	82-0497368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

369 Inverness Parkway, Suite 350, Englewood, CO 80112

(Address of principal executive offices, including Zip Code)

(720) 340-4949

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LWLG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreement with Chief Executive Officer

On September 12, 2025, Lightwave Logic, Inc. (the “Company”) entered into a new employment agreement with Yves LeMaitre (the “Employment Agreement”) with respect to his position as Chief Executive Officer of the Company. A copy of the Employment Agreement is attached as Exhibit 10.1. The new employment agreement provides that Mr. LeMaitre’s base salary will be $500,000 per year and he will be eligible for an annual cash bonus of up to $300,000, based on the achievement of the Company’s objectives, as established by the Board of Directors of the Company (the “Board”). In addition, Mr. LeMaitre will receive an equity award in the form of 826,617 restricted stock units (the “Additional RSUs”) under the Lightwave Logic, Inc. 2025 Equity Incentive Plan and further the Company will modify the existing award of 1,616,380 performance-based RSUs granted to Mr. LeMaitre on April 18, 2025 (the “Existing RSUs”) under the Lightwave Logic, Inc. 2016 Equity Incentive Plan to remove the vesting conditions based on the achievement of performance metrics and modify the vesting schedule of the Existing RSUs. The Additional RSUs and Existing RSUs will vest in four installments every six months over the two years following the grant date. In the aggregate, each of the four installments will be substantially equal; however, to comply with the applicable terms of the Plan and applicable requirements of the Internal Revenue Code of 1986, as amended, the first installment will consist only of Existing RSUs and subsequent installments will therefore consist of a larger proportion of Additional RSUs. Mr. LeMaitre will not be eligible for any additional equity grant in 2026 and, subject to continued employment, next be eligible for an equity award in 2027 at the discretion of the Board. Mr. LeMaitre is eligible to participate in the benefit plans and programs generally available to the Company’s employees. Mr. LeMaitre will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company.

If Mr. LeMaitre’s employment is terminated without cause, subject to his execution of a release agreement in favor of the Company, the Company agreed to provide to Mr. LeMaitre as severance: (i) his base salary for a period of twelve months following the termination date, (ii) if Mr. LeMaitre timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the twelve months following the date of Mr. LeMaitre’s termination and (iii) accelerated vesting for time-based equity awards that would have vested within twelve months of the termination date.

If Mr. LeMaitre's employment is terminated without cause or if Mr. LeMaitre terminates his employment for good reason (as defined in the Employment Agreement) during the twelve month period that follows, or the three-month period that precedes, a change in control (as defined in the Employment Agreement), in lieu of the severance described above, subject to his execution of a release agreement in favor of the Company, the Company agreed to provide to Mr. LeMaitre as severance: (i) his base salary for a period of eighteen months following the termination date, (ii) if Mr. LeMaitre timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the eighteen months following the date of Mr. LeMaitre’s termination and (iii) accelerated vesting of all time-based equity awards.

The description of Mr. LeMaitre’s employee agreement is not complete and is qualified in its entirety by reference to the employee agreement attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Retirement of Chief Financial and Operating Officer

On September 15, 2025, James S. Marcelli, the Company’s Chief Financial Officer and Chief Operating Officer and a member of the Board notified the Board of his intention to retire from his positions as both an officer and director of the Company. Mr. Marcelli will remain with the Company in his current capacity through December 31, 2025 and he will remain a member of the Board of Directors through December 31, 2025.

Item 7.01. Regulation FD Disclosure.

On September 16, 2025, the Copmany issued a press release related to the matters reported in Item 5.02 above. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

The information included in this Item 7.01 and in Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Yves LeMaitre and Lightwave Logic, Inc., dated September 12, 2025
99.1	Press Release of Lightwave Logic, Inc. dated September 16, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTWAVE LOGIC, INC.

By:	/s/ James S. Marcelli
Name:	James S. Marcelli
Title:	Chief Financial Officer

Dated: September 16, 2025